EXTENSION OF EMPLOYMENT AGREEMENT

WHEREAS,  Kathleen Guion  (“Employee”) and Dollar General Corporation (“Company”) are party to that certain employment agreement, effective March 1, 2004, (“Agreement”), and

WHEREAS, unless extended, the Term (as defined therein) of the Agreement ends March 1, 2006; and

WHEREAS, Employee and Company desire to extend the Term of the Agreement.

NOW, THEREFORE, for adequate consideration, including continued employment, Employee and Company agree to extend the Term of the Agreement through and including April 30, 2006, or until a new employment agreement between them is entered, whichever is sooner.

Employee and Company also agree that, in all other respects, the terms and conditions of the Agreement remain in full force and effect.

This 7 day of February, 2006.

Agreed and Acknowledged:

Dollar General Corporation		Employee

/s/ Susan Lanigan		/s/ Kathleen Guion
By:	Susan Lanigan	Kathleen Guion
Its:	EVP, GC